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                                                                    Exhibit 10.5

                              EMPLOYMENT AGREEMENT

      This Employment Agreement (the "Agreement"), is made effective as of January 28, 2005 (the "Effective Date") by and between Joseph T. Trino ("Employee") and Indus International, Inc. ("Company"). Because Company desires to employ Employee and because Employee desires to be employed by Company, both parties, in consideration of the mutual and exchanged promises and agreements contained herein and of wages paid and services rendered hereunder, hereby agree as follows:

      SECTION 1. EMPLOYMENT.

      (a) Subject to the terms contained in this Agreement, Company hereby employs Employee and Employee hereby accepts such employment. Initially, Employee shall have the title of EXECUTIVE VICE PRESIDENT, though this position and title subsequently may be changed by Company as Company or its needs grow or change. Employee shall perform all duties assigned by the Company. Employee shall devote his full business time and best efforts exclusively to rendering services on behalf of Company. Employee agrees to perform faithfully, industriously, and to the best efforts of Employee's experience and talent all of the duties that may be required by the express and implicit terms of this Agreement, to the reasonable satisfaction of Company. Such duties shall be provided at such place(s) and time(s) as Company may require.

      (b) Employee recognizes that he owes a duty of loyalty to Company and he agrees that, while he is employed by Company pursuant to this Agreement, he shall not be engaged in any other business. Employee shall provide Company with all information, suggestions and recommendations Employee conceives or learns regarding Company's business that could be of benefit to Company. Employee shall refrain from any activity or action that creates a conflict of interest with Company, creates the appearance of a conflict of interest with Company or reasonably could be expected to have a detrimental effect upon any aspect of Company's performance or upon Employee's ability to perform his duties. Employee shall not accept any position as a director, trustee or other affiliate of any business organization, or as a director or trustee of any civic or charitable organization without the prior written approval of the Chief Executive Officer of the Company.

      SECTION 2. COMPENSATION AND BENEFITS.

      (a) Base Salary. While employed hereunder, Employee shall be paid a salary at the annual rate of Two Hundred Fifty Thousand Dollars ($250,000.00) less withholding for taxes and deductions for other appropriate items. Any salary adjustments shall be at the discretion of the Compensation Committee of the Board of Directors. All compensation payments will cease upon termination of this Agreement; provided, however, that Employee shall be paid for all time worked prior to the termination.

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      (b) Employee Benefit Plans. Except as otherwise provided in this
Agreement, Employee shall be entitled to participate in all employee welfare and benefit programs, if any, maintained by the Company to the same extent and under the same conditions as other employees of the Company. Notwithstanding the foregoing sentence, Employee will initially be eligible to accrue twenty (20) days of paid time off ("PTO") per year. Employee understands and agrees that the Company may change, amend or discontinue entirely any employee benefit at any time, with or without advance notice, at its sole discretion, including without limitation, Employees annual PTO accrual.

      (c) Stock Options. Employee will receive a stock option grant for One Hundred Fifty Thousand (150,000) shares of the Company's common stock as of the Effective Date under the terms of the Company's 1997 Stock Plan, as amended.

      SECTION 3. TERMINATION.

      This Agreement may be terminated by the Company or the Employee at any time and for any reason.

      SECTION 4. NONDISCLOSURE OF TRADE SECRETS AND CONFIDENTIAL INFORMATION.

      (a) Trade Secrets Defined. As used in this Agreement, the term "Trade Secrets" shall mean all secret, proprietary or confidential information regarding Company or Company activities that fits within the definition of "trade secrets" under the Georgia Trade Secrets Act. Without limiting the foregoing or any definition of Trade Secrets, Trade Secrets protected hereunder shall include all source codes and object codes for Company software and all website design information to the extent that such information fits within the Georgia Trade Secrets Act. Nothing in this Agreement is intended, or shall be construed, to limit the protections of the Georgia Trade Secrets Act or any other applicable law protecting trade secrets or other confidential information. "Trade Secrets" shall not include information that has become generally available to the public by the act of one who has the right to disclose such information without violating any right or privilege of Company. This definition shall not limit any definition of "trade secrets" or any equivalent term under the Georgia Trade Secrets Act or any other state, local or federal law.

      (b) Confidential Information Defined. As used in this Agreement, the term "Confidential Information" shall mean all information regarding Company, Company's activities, Company's business or Company's clients that is not generally known to persons not employed (as employees or independent agents) by Company, that is not generally disclosed by Company practice or authority to persons not employed by Company and is the subject of reasonable efforts to keep it confidential. Confidential Information shall include, but not be limited to product code, product concepts, production techniques, technical information regarding Company products or services, production processes and product/service development, operations techniques, product/service formulas, information concerning Company techniques for use and integration of its website and other products/services, current and future development and

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expansion or contraction plans of Company, sale/acquisition plans and contacts, marketing plans and contacts, information concerning the legal affairs of Company and certain information concerning the strategy, tactics and financial affairs of Company. "Confidential Information" shall not include information that has become generally available to the public by the act of one who has the right to disclose such information without violating any right or privilege of Company. This definition shall not limit any definition of "confidential information" or any equivalent term under the Georgia Trade Secrets Act or any other state, local or federal law.

      (c) Nondisclosure of Confidential Information. During Employee's employment hereunder and for a period of one (1) year after Employee's employment with Company terminates for any reason, Employee shall not directly or indirectly transmit or disclose any Trade Secrets or Confidential Information to any person, concern or entity, or make use of any such Confidential Information, directly or indirectly, for himself or for others, without the prior express written consent of the Chief Employee Officer of Company. During the term of this Agreement and perpetually thereafter, for so long as the information remains a Trade Secret, Employee shall not directly or indirectly, for himself or for others, without the prior express written consent of the Chief Employee Officer of Company, transmit or disclose any Trade Secrets to any person, concern or entity, or make use of any such Trade Secrets. Employee warrants that he has not disclosed or used for his own benefit or the benefit of anyone other than Company any Confidential Information or Trade Secrets prior to the execution of this Agreement.

      (d) Enforceability of Covenants. Employee and Company agree that Employee's obligations under these nondisclosure covenants are separate and distinct from other provisions of this Agreement, and a failure or alleged failure of Company to perform their obligations under any provision of this Agreement or other agreements with Company shall not constitute a defense to the enforceability of these nondisclosure covenants. Nothing in this provision or this Agreement shall limit any rights or remedies otherwise available to Company under federal, state or local law.

      SECTION 5. NONRECRUITMENT AND NONSOLICITATION COVENANTS.

      (a) Nonrecruitment of Employees. In consideration of the compensation and benefits being paid and to be paid by Company to Employee hereunder, Employee hereby agrees that, during employment with Company and for one (1) year after the termination of Employee's employment, Employee shall not, directly or indirectly solicit or recruit for employment or encourage to leave employment with Company, on his own behalf or on behalf of any other person or entity other than Company or any affiliate of Company, any person with whom Employee worked during Employee's employment and who performed services for Company clients or worked on Company products or services while employed by Company and who has not thereafter ceased to be employed by Company for a period of at least one (1) year. Employee agrees to exercise his best efforts to prevent any of the activities listed in this section from occurring.

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      (b) Nonsolicitation of Customers. In consideration of the compensation and benefits being paid and to be paid by Company to Employee hereunder, Employee hereby agrees that, during his employment with Company and for one (1) year after the termination of Employee's employment, Employee shall not, directly or indirectly, on behalf of himself or of anyone other than Company, solicit, divert away, take away or attempt to solicit or take away any Customer or Potential Customer of Company for purposes of providing or selling products or services that are competitive with those provided by Company, if Company is then still engaged in the provision or sale of that type of good or service. For purposes of this covenant, "Customer" means any individual or entity to whom Company has provided goods or services and with whom Employee had, alone or in conjunction with others, Material Contact during the one (1) year prior to the termination of Employee's employment and "Potential Customer" means any individual or entity to whom the Company has actively sought to sell products or services within the one (1) year immediately prior to the termination of Employee's employment and with whom Employee had Material Contact on the Company's behalf during that same time period. For purposes of this covenant, Employee had "Material Contact" with a customer if (i) Employee had business dealings with the customer on the Company's behalf; (ii) Employee was responsible for supervising or coordinating the dealings between the customer and the Company; or (iii) Employee obtained Trade Secrets or Confidential Information (such terms having the same meanings as defined in Section 4 above, but in each case relating to the Customer or Potential Customer) about the customer as a result of Employee's association with the Company.

      (c) Enforceability of Covenants. Employee acknowledges that the Company has a present and future expectation of business within the geographic areas served by the Company and from the present and proposed customers of the Company. Employee acknowledges the reasonableness of the term, geographic area and scope of the covenants set forth in this Agreement, and agrees that he will not, in any action, suit or other proceeding, deny the reasonableness of, or assert the unreasonableness of, the premises, consideration or scope of the covenants set forth herein. Employee further acknowledges that complying with the provisions contained in this Agreement will not preclude him from engaging in a lawful profession, trade or business, or from becoming gainfully employed. Employee and Company agree that Employee's obligations under the above covenant are separate and distinct under this Agreement, and the failure or alleged failure of Company to perform its obligations under any other provisions of this Agreement shall not constitute a defense to the enforceability of this covenant. Employee agrees that any breach of this covenant will result in irreparable damage and injury to Company and that Company will be entitled to injunctive relief in any court of competent jurisdiction without the necessity of posting any bond. Employee also agrees that he shall be responsible for all damages incurred by Company due to any breach of the restrictive covenants contained in this Agreement and that Company shall be entitled to have Employee pay all costs and attorneys' fees incurred by Company in enforcing the restrictive covenants in this Agreement.

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      SECTION 6. OWNERSHIP OF PROTECTED WORKS.

      (a) Protected Works. The term "Protected Works" as used in this Agreement means any and all ideas, inventions, formulas, source codes, object codes, techniques, processes, concepts, systems, programs, software, software integration techniques, hardware systems, schematics, flow charts, computer data bases, client lists, trademarks, service marks, brand names, trade names, compilations, documents, data, notes, designs, drawings, technical data and/or training materials, including improvements thereto or derivatives therefrom, whether or not patentable, or subject to copyright or trademark or trade secret protection, developed and produced by Employee pursuant to this Agreement or other agreements between Employee and Company and used or intended for use by or on behalf of Company, or Company's clients.

      (b) Ownership and Assignment of Protected Works. Employee agrees that any and all Protected Works developed by Employee during his employment or other engagement with Company under this Agreement and during his employment with, or other engagement by Company prior to the execution of this Agreement (whether as employee or independent contractor) are the sole property of Company, and that no compensation in addition to the amounts set forth in Section 2 of this Agreement is due to Employee for development or transfer of such Protected Works. Employee hereby assigns and agrees to assign all of his respective rights, title and interest in Protected Works, including all patents or patent applications, and all copyrights therein, to Company. Employee further agrees at Company's request and without further consideration, but at the expense of Company, that Employee will communicate to Company any facts known to Employee and testify in any legal proceedings, sign all lawful papers, make all rightful oaths, execute all divisional, continuing, continuation-in-part, or reissue applications, all assignments, all registration applications and all other instruments or papers to carry into full force and effect, the assignment, transfer and conveyance hereby made or intended to be made and generally do everything possible for title to the Protected Works and all patents or copyrights or trademarks or service marks therein to be clearly and exclusively held by Company. Employee agrees that he will not apply for any state, federal, or other jurisdiction's registration of rights in any of the Protected Works and that he will not oppose or object in any way to applications for registration of same by Company or others designated by Company. Employee agrees to exercise reasonable care to avoid making the Protected Works available to any third party. Employee also agrees that he shall be liable to Company for all damages, including reasonable attorneys' fees and other expenses of litigation, if the Protected Works are made available to third parties in any manner by Employee without the express written consent of Company.

      (c) Employee agrees to disclose and describe to Company, as soon as possible after their creation, (i) all copyrightable works, databases, data and other "Protected Works," as defined in subsection (a) above, which are created by Employee, either alone or with others, during the term of Employee's employment, or in connection with the formation of Company, and (ii) all Protected Works which are based in whole or in part

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upon Confidential Information or Trade Secrets and are created by Employee, either alone or with others, within one (1) year after Employee's leaving Company's employ.

      (d) There is no other contract or duty on Employee's part now in existence to assign Protected Works to anyone other than Company. Employee will not disclose or induce Company to use any confidential information or material that Employee is now or shall become aware of which belongs to anyone other than Company. During Employee's employment by Company, Employee will not engage in any employment, consulting or other activity in any business competitive with Company's business as presently conducted or as conducted at any future time during Employee's employment.

      SECTION 7. RIGHTS TO MATERIALS AND RETURN OF MATERIALS.

      All records, files, software, software code, memoranda, reports, price lists, customer lists, drawings, plans, sketches, documents, technical information, information on the use, development and integration of software, and the like (together with all copies of such documents and things) relating to the business of Company, which Employee shall use or prepare or come in contact with in the course of, or as a result of, Employee's employment or other engagement by Company shall, as between the parties to this Agreement, remain the sole property of Company. Laptop computers, other computers, software and related data, information and things provided to Employee by Company or obtained by Employee, directly or indirectly, from Company, also shall remain the sole property of Company. Upon the termination of Employee's employment or upon the prior demand of Company, Employee shall immediately return all such materials and things to Company and shall not retain any copies or remove or participate in removing any such materials or things from the premises of Company after termination or Company's request for return.

      SECTION 8. INVENTIONS, DISCOVERIES AND IMPROVEMENTS.

      (a) Employee will promptly disclose and describe to Company (i) all inventions, improvements, discoveries and technical developments, whether or not patentable, made or conceived by Employee, either alone or with others ("Inventions"), during the term of Employee's employment with Company or other engagement with Company, provided that Company shall receive such information in confidence and (ii) all Inventions which are based in whole or in part upon Confidential Information or Trade Secrets and are made or conceived by Employee, either alone or with others, within one (1) year after Employee's leaving Company's employ. All such Inventions, whether patentable or unpatentable, made, devised or discovered by Employee, whether by himself or jointly with others, which relate or pertain in any way to the business of Company, shall be used solely for the benefit of Company and become and remain their sole and exclusive property. Employee agrees to execute an assignment to Company or its nominee of Employee's entire right, title and interest in and to such Inventions made or conceived by Employee, either alone or with others, during the term of Employee's employment or within one (1) year after Employee's leaving Company's employ, and to execute any other instruments and documents that may be requested by Company for the

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purpose of applying for and obtaining patents with respect to such Inventions in the United States and in all foreign countries. Employee further agrees, whether or not in the employ of Company, to cooperate to the extent and in the manner reasonably requested by Company in the prosecution or defense of any patent claims or any litigation or other proceedings involving any such Inventions, but all of Employee's reasonable expenses in connection with such litigation or other proceedings shall be paid by Company.

      (b) If a patent application or copyright registration is filed by Employee or on Employee's behalf during Employee's employment or other engagement with Company, whether before or after execution of this Agreement, or within one (1) year after Employee's leaving Company's employ, describing an Invention within the scope of Employee's work for Company or which otherwise relates to a portion of Company's business of which Employee had knowledge during Employee's employment with Company, it is to be conclusively presumed that the Invention was conceived by Employee during the period of such employment.

      (c) There is no other contract or duty on Employee's part now in existence to assign Inventions other than to Company. Employee will not disclose or induce Company to use any confidential information or material that Employee is now or shall become aware of which belongs to anyone other than Company. During Employee's employment by Company, Employee will not engage in any employment, consulting or other activity in any business competitive with Company's business as presently conducted or as conducted at any future time during Employee's employment.

      (d) Employee warrants and represents that attached to this Agreement as Exhibit A and incorporated in this Agreement by reference is a complete list of all inventions, whether owned by Employee or by others, conceived by Employee prior to Employee's employment by Company, that these are the only inventions which are not subject to this Agreement, and that Employee has not conceived or reduced to practice any invention not described on such Exhibit A.

      SECTION 9. WORKS MADE FOR HIRE.

      Company and Employee acknowledge that in the course of Employee's employment (as employee or independent contractor) by Company, Employee may from time to time create, and has previously created, for Company copyrightable works. Such works may consist of manuals, pamphlets, instructional materials, computer programs, software, software integration techniques, software codes, and data, technical data, photographs, drawings, logos, designs, artwork or other copyrightable material, or portions thereof, and may be created within or without Company's facilities and before, during or after normal business hours. All such works related to or useful in the business of Company are specifically intended to be works made by hire by Employee, and Employee shall cooperate with Company in the protection of Company's copyrights in such works and, to the extent deemed desirable by Company, the registration of such copyrights.

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      SECTION 10. COMPLIANCE WITH POLICIES AND LAWS.

      (a) Policies. Employee agrees to comply with any and all Company policies, work rules or standards of conduct and pledges to observe order and discipline of work.

      (b) Laws. Employee agrees to abide by the laws of the United States and all other applicable jurisdictions and to exercise good judgment in the best interest of Company.

      SECTION 11. ARBITRATION AGREEMENT.

      With the exception of any dispute arising under Sections 4, 5, 6, 7, 8 and 9 of this Agreement, Company and Employee agree that any dispute arising in connection with, or relating to, this Agreement or the termination of this Agreement, to the maximum extent allowed by applicable law, shall be subject to resolution through informal methods and, failing such efforts, through arbitration. Either party may notify the other party of the existence of a dispute by written notice as described below in Section 12(d). The parties shall thereafter attempt in good faith to resolve their differences within thirty (30) days after the receipt of such notice. If the dispute cannot be resolved within the 30-day period, either party may file a written demand for arbitration with the other party. The arbitration shall proceed in accordance with the terms of the Federal Arbitration Act and the rules and procedures of the American Arbitration Association. A single arbitrator shall be appointed through the American Arbitration Association's procedures to resolve the dispute.

      The parties agree that in the event arbitration is necessary, the laws of the State of Georgia and any applicable federal law shall apply. The place of the arbitration shall be Atlanta, Georgia.

      The award of the arbitrator shall be binding and conclusive upon the parties. Either party shall have the right to have the award made the judgment of a court of competent jurisdiction in the State of Georgia.

      SECTION 12. MISCELLANEOUS.

      (a) Severability. The covenants set forth in this Agreement shall be considered and construed as separate and independent covenants. Should any part or provision of any covenant be held invalid, void or unenforceable in any court of competent jurisdiction, such invalidity, voidness or unenforceability shall not render invalid, void or unenforceable any other part or provision of this Agreement. If any portion of the foregoing provisions is found to be invalid or unenforceable by a court of competent jurisdiction because of its duration, the territory, the definition of activities or the definition of information covered is invalid or unreasonable in scope, the invalid or unreasonable term shall be redefined, or a new enforceable term provided, such that the intent of Company and Employee in agreeing to the provisions of this Agreement will not

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be impaired and the provision in question shall be enforceable to the fullest extent of the applicable laws.

      (b) Waiver. The waiver by any party to this Agreement of a breach of any of the provisions of this Agreement shall not operate or be construed as a waiver of any other or subsequent breach.

      (c) Withholding of Taxes. Company may withhold from any amounts payable under this Agreement all federal, state, city or other taxes and withholdings as shall be required pursuant to any applicable law, rule or regulation.

      (d) Notice. For purposes of this Agreement, all communications including, without limitation, notices, consents, requests or approvals, provided for herein shall be in writing and shall be deemed to have been duly given when personally delivered or five (5) business days after having been mailed by United States registered mail or certified mail, return receipt requested, postage prepaid, addressed to Company (to the attention of the Secretary of the Company) at its principal Employee office or to Employee at his principal residence, or to such other address as any party may have furnished to the other in writing and in accordance herewith, except the notices of change of address shall be effective only upon receipt.

      (e) Governing Law. This Agreement shall be deemed to be made in and shall in all respects be interpreted, construed and governed by and in accordance with the laws of the State of Georgia (without giving effect to the conflict of law principles thereof). No provision of this Agreement or any related documents shall be construed against, or interpreted to the disadvantage of, any party hereto by any court or any governmental or judicial authority by reason of such party having, or being deemed to have, structured or drafted such provision.

      (f) Entire Agreement. This Agreement is intended by the parties hereto to be the final expression of their agreement with respect to the subject matter hereof and this is the complete and exclusive statement of the terms of their agreement, notwithstanding any representations, statements or agreements to the contrary heretofore made. This Agreement supersedes any former agreements governing the same subject matter. This Agreement may be modified only by a written instrument signed by each of the parties hereto expressly stating that it is intended to amend this Agreement. Nothing in this Agreement or Employee's employment shall be construed to give Employee any rights, of ownership or otherwise, in any Protected Works, Inventions, Works Made for hire or other software, hardware, data or systems that he creates or obtains, or has created.

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      IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the date first above written.

COMPANY                                     EMPLOYEE



By: /s/ Gregory J. Dukat                    /s/ Joseph T. Trino
    --------------------                    -----------------------
Title: President and CEO                    Joseph Trino



2/7/05                                      2/7/05
------------------------                    -----------------------
DATE                                        DATE

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                                                                    Exhibit 10.5

                                    EXHIBIT A

                           EMPLOYEE'S PRIOR INVENTIONS

NONE.